Exhibit 99.1

PO Box 27347 Omaha NE 68127-0347 Phone: (402) 596-8900 Fax (402) 537-6104 Internet: www.infogroup.com
FOR IMMEDIATE RELEASE
October 20, 2009
CONTACT:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-mail: lisa.olson@infogroup.com
infoGroup Reaches Agreement In Principle On SEC Investigation
infoGROUP (NASDAQ: IUSA) announced today that it has reached an agreement in principle to resolve an investigation by the Securities and Exchange Commission (SEC).
The SEC Commissioners must still approve the agreement, which was reached with the Denver Regional Office of the SEC, and thus the terms are not final. The Company first announced the investigation on November 20, 2007.
Under the proposed agreement, the Company would not admit or deny liability. The Company would agree to entry of a cease and desist order that it not violate Sections 13(a), 13(b) and 14(a) of the Securities Act of 1934 and related rules requiring that periodic filings be accurate, that accurate books and records and a system of internal accounting controls be maintained and that solicitations of proxies comply with the securities laws. The proposed agreement does not require the payment of any financial penalty by the Company.
Bill Fairfield, the Company’s Chief Executive Officer, stated that “We are pleased that this matter is on its way to resolution and that the Denver Regional Office of the SEC appears to have recognized the high level of our cooperation and the numerous remedial measures which our new Board of Directors and management have put into place.”
infoGROUP understands that the SEC will continue its investigations of certain persons who began serving as directors and/or officers of the Company prior to 2005. Under Delaware law, where the Company is incorporated, the Company may have future obligations to indemnify those individuals for expenses in connection with those investigations and to advance funds to the individuals for those expenses.

About infoGROUP
infoGROUP is the leading provider of data and interactive resources that enable targeted sales, effective marketing and insightful research solutions. Our information powers innovative tools and insight for businesses to efficiently reach current and future customers through multiple channels, including the world’s most dominant and powerful Internet search engines and GPS navigation systems. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127. For more information, call (402) 593-4500 or visit www.infogroup.com.
Forward-looking Statements
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.